                                                                     EXHIBIT 3.1

                           Commonwealth of The Bahamas                    IBC 01
                    The International Business Companies Act

                                 (No. 2 of 1990)

                          Certificate of Incorporation       (Section 11 and 12)

No. 69,832 B               ULTRAPETROL (BAHAMAS) LIMITED

      I, JACINDA P. BUTLER ASST ....... Registrar General of the Commonwealth of
The Bahamas Do Hereby Certify pursuant to the International Business Companies Act.(No.2 of 1990) that all the requirements of the said Act in respect of incorporation have been satisfied, and that

                          ULTRAPETROL (BAHAMAS) LIMITED

is incorporated in the Commonwealth of The Bahamas as an International Business Company this 23RD day of DECEMBER 1997

                                                    Given under my hand and seal
                                                    at Nassau in the Common-
                                                    wealth of The Bahamas

                                                    /s/ J. P. Butler
                                                    -----------------------
                                                    ASST. REGISTRAR GENERAL

                 THE INTERNATIONAL BUSINESS COMPANIES ACT, 1989

                 AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

                                       OF

                          ULTRAPETROL (BAHAMAS) LIMITED

1.    The name of the company is ULTRAPETROL (BAHAMAS) LIMITED (the "COMPANY").

2. The Registered Office of the Company shall be located at the Chambers of Harry B. Sands & Company in the Island of New Providence, one of the Islands of the Commonwealth of The Bahamas.

3. The Registered Agent of the Company shall be Harry B. Sands & Company, Chambers, P.O. Box N-624, in the Island of New Providence, one of the Islands of the Commonwealth of The Bahamas.

4.    The objectives or purposes of the Company are:

      (a) to engage in the following activities, in the Commonwealth of The Bahamas or abroad, on its own account or on the account of third parties (whether or not associated with the Company), namely:

            (i) to own, operate and manage vessels for its own account and on behalf of third parties, to act as a representative with respect to vessels and to engage in other related activities, inherent or complementary to said purposes;

            (ii) to engage and operate in the maritime, fluvial and lacustrine transportation, whether regular or irregular, domestic or international, of cargoes, correspondence and maritime works and services in general;

            (iii) to render sea navigation training services to personnel;

            (iv) with respect to the above-mentioned purposes and, in general, every activity developed in accordance with its powers or objectives, the Company may own, lease, charter and operate vessels designated for time charter, consecutive voyage charter, bareboat charter or any other charter related to the use of such vessels for the purpose of (A) engaging in activities of transportation, transshipment and unloading operations and cargo complement; (B) developing loading, discharge and stowing operations; (C) rendering towage services; (D) acting as ship brokers and/or freighters; (E) acting as maritime agents and representing its own and third party vessels; (F) building vessels and naval appliances; (G) exploiting public and private franchises of any kind; (H) participating in bids to construct ports and operate them; and
                  (I) representing third parties in any manner in the maritime business;

            (v) to execute all necessary acts, representations, agencies, commissions, consignments, business activities, and management of properties, stocks and enterprises in general; and

            (b) to engage in any other act or activity, business or otherwise, which is not prohibited under the International Business Companies Act, 1989 or any other law that is then currently in force in the Commonwealth of The Bahamas.

5. The Company shall have an authorized capital of U.S. $100,000.00 with an aggregate par value of U.S. $100,000.00. Shares of capital stock of the Company shall be issued in the currency of The United States of America. The number of shares into which the share capital is divided shall be issued as registered shares and registered shares shall not be exchanged for bearer shares.

6. The total number of shares which the Company shall have the authority to issue is Ten Million (10,000,000) shares of capital stock as follows;

      (a) Five Million (5,000,000) ordinary voting common shares at par value U.S. $0.01 per share; and

      (b) Five Million (5,000,000) ordinary non-voting common shares at par value U.S. $0.01 per share.

7. Subject to the foregoing, the Directors shall have the authority and power to fix by resolution any such designations, powers, preferences, rights, qualifications, limitations and restrictions (if any) as shall appertain to any class or series of capital stock of the Company.

8. The Company may exercise any of the powers granted under the International Business Companies Act, 1989 without any of the limitations imposed thereby unless such limitations shall be otherwise expressly contained or set out in this Memorandum of Association or the Articles of Association of the Company.

9. The Memorandum of Association and the Articles of Association of the Company may only be restated, amended, supplemented or otherwise modified as provided in the Articles of Association of the Company.

10. The liability of the Shareholders of the Company is limited to the amount unpaid on the shares of capital stock of the Company held by them.

ADOPTED as of this 16th day of March, A.D. 2000.

                                      COMMONWEALTH OF THE BAHAMAS

                                      REGISTRAR GENERAL'S DEPARTMENT

                                      I certify the foregoing to be a true
                                      copy of the original document.

                                      /s/ [ILLEGIBLE]
                                      -----------------------
                                      Asst. Registrar General

                                                  MAR 16 2000

                                                      REGISTRATION No.: 69,832 B

                          ULTRAPETROL (BAHAMAS) LIMITED

                                   CERTIFICATE

      I, Leon R. Potier, Assistant Secretary of Ultrapetrol (Bahamas) Limited, pursuant to Section 72 (1) of the International Business Companies Act, 2000, hereby certify the following to be a true and correct copy of Resolutions of all Members passed on the 30th day of April, A.D. 2001, to amend Sections 2.2, 2.4 and 2.14 (b) of the Third Amended and Restated Articles of Association of the Company:-

      Section 2.2 "That the Board of Directors shall consists of Five (5) members, which Five (5) members shall be comprised of Two (2) individuals (plus alternates) nominated by Solimar (the "Solimar Directors") and three
      (3) individuals (plus alternates) nominated by Los Avellanos (the "Los Avellanos Directors")".

      Section 2.4 "A Quorum for the transaction of business of the Board of Directors and the taking of any action and adoption of any resolution shall be present at any meeting of the Board of Directors if (i) at least three (3) directors are present and participating in such meeting, and
      (ii) at least one (1) of such directors present and participating is a Solimar Director."

      Section 2.14(b) "Until such time as each of the Shareholders Agreement and the Amended and Restated Articles of Association of the Company are (Thus) amended and restated, all actions of the Board of Directors set forth in
      Section 2.8 (b) of the Shareholders Agreement and Section 2.14(b) of the said Articles of Association of the Company shall require a vote of at least Four (4) directors (notwithstanding the provisions of such Section 2.8(b) of the Shareholders Agreement and such Section 2.14(b) of the Amended and Restated Articles of Association of the Company, which are hereby preempted until further agreement of the Shareholders)."

DATED THE 30TH DAY OF APRIL, A.D. 2001

                           /s/ Leon R. Potier
                          -----------------------------
                                  LEON R. POTIER
                               ASSISTANT SECRETARY
                          ULTRAPETROL (BAHAMAS) LIMITED                   [SEAL]

                 THE INTERNATIONAL BUSINESS COMPANIES ACT, 1989

               THIRD AMENDED AND RESTATED ARTICLES OF ASSOCIATION

                                       OF

                          ULTRAPETROL (BAHAMAS) LIMITED

      These Articles of Association (the "ARTICLES") of Ultrapetrol (BAHAMAS) Limited (the "COMPANY") shall constitute the Regulations of the Company. Capitalized terms used in these Articles and not otherwise defined shall be used as defined in Article XII "Definitions and Rules of Construction."

                                    ARTICLE I

                                  SHAREHOLDERS

      SECTION 1.1 ANNUAL MEETING. The annual meeting of the Shareholders of the Company shall be held either within or without the Commonwealth of The Bahamas, at such place as the Board of Directors may designate in the call or in a waiver of notice thereof, on the first (1st) Thursday in September of each year (or if such day is not a Business Day, then on the next succeeding day that is a Business Day) for the purpose of electing Directors and for the transaction of such other business as may properly be brought before the meeting.

      SECTION 1.2 SPECIAL MEETINGS. Special Meetings of the Shareholders may be called by the Board of Directors or by the President, and shall be called by the President or by the Secretary upon the written request of the holders of record of at least twenty percent (20%) of the shares of Capital Stock of the Company, issued and outstanding and entitled to vote, at such times and at such place either within or without the Commonwealth of The Bahamas as may be stated in the call or in a waiver of notice thereof.

      SECTION 1.3 NOTICE OF MEETINGS. (a) Notice of the time, place and purpose of every meeting of the Shareholders shall be served personally or by airmail, telex, telegram, telefax, cable or other electronic means at the discretion of the Directors. Such notice shall be served not less than ten days nor more than sixty days before the date of the meeting to each Shareholder of record entitled to vote, at such Shareholder's post office address shown in the Share Register (or, in the case of joint holders of the same share or shares of Capital Stock of the Company, at the address of the holder first named in the Share Register, and notice so given shall be sufficient notice to all such joint holders) or at such other address as shall be furnished in writing by him to the Company for such purpose. Notice of a meeting shall be deemed to be waived by a Shareholder by his or its attendance at a relevant meeting unless the Shareholder is attending such meeting solely for the purpose of objecting to the failure to give notice thereof. Such further notice shall be given as may be required by law or by these Articles.

      (b) Any notice that is delivered by post shall be deemed to have been served within seven days of posting, and in proving such service it shall be sufficient to prove that the letter containing the notice was properly addressed, stamped and delivered into the care of the postal authorities.

      SECTION 1.4 QUORUM. No business shall be transacted nor shall any action be taken at any general meeting unless a quorum of the Shareholders is present. A quorum for the transaction of business and the taking of any action shall be present at any meeting of the Shareholders if the Shareholders owning 65% of the Common Stock or other voting Capital Stock of the Company are present at such meeting; provided that for the period beginning on the date of the Shareholders Agreement and ending on the last Installment Date, Solimar's presence at such meeting shall be required to establish a quorum at any meeting of the Shareholders. If at any meeting of the Shareholders there shall not be such a quorum present, the Shareholders present thereat shall adjourn the meeting until a quorum shall have been obtained; provided that if a quorum shall not be obtained as required by the immediately preceding sentence of this Section 1.4 within ten (10) days after the adjournment of any meeting, such first sentence shall be disregarded and a quorum for the transaction of business and the taking of any action shall require the presence of the Shareholders owning a majority of the Common Stock or other voting Capital Stock of the Company.

      SECTION 1.5 ORGANIZATION OF MEETINGS. (a) The President of the Company, or in his absence, any Vice-President, shall preside as Chairman ("CHAIRMAN") at meetings of the Shareholders. If both are absent, the Shareholders shall choose one of the Shareholders present at the meeting to be Chairman. The Secretary of the Company, or in such individual's absence, an Assistant Secretary, shall act as Secretary of the meeting, if present.

      (b) The Chairman, with the consent of the Shareholders in attendance in Person or by proxy at the meeting, may adjourn such meeting to any time and place as he shall determine; but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

      SECTION 1.6 PROXIES. A Shareholder may be represented at a meeting of the Shareholders by a proxy. The instrument appointing a proxy shall be in writing, signed by the Shareholder or by such Shareholder's duly authorized attorney and may be a private or public document.

      SECTION 1.7 VOTING. (a) At each meeting of the Shareholders, except as otherwise provided by Section 1.7(e)or by statute, every holder of record of shares of Capital Stock of the Company entitled to vote shall be entitled to one vote in Person or by proxy for each share of such Capital Stock standing in his name in the records of the Company; provided however, that the Chairman shall not have a second or casting vote. Where a Shareholder which is not an individual wishes to be present at a meeting, it must be represented by a proxy. Where there are joint registered holders of any shares of Capital Stock of the Company, the vote of the most senior Shareholder who tenders a vote, whether in Person or by proxy, shall be accepted, to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names are listed in the Share Register in respect of the joint holding.

      (b) Subject to Sections 1.7(c) and 1.7(e), any question presented to or action taken by the Shareholders shall be approved or disapproved at a meeting at which a quorum shall be present and acting throughout (as provided in Section 1.4) in accordance with the votes of the Shareholders holding a majority of the shares of Common Stock and other voting Capital Stock of the Company present at such meeting.

      (c) Subject to Section 1.8, the following matters shall require the affirmative vote of each Initial Shareholder that holds at the time of the making of any such decision at least 20% of the Common Stock and any other Capital Stock of the Company (and certain Transferees of an Initial Shareholder):

            (i) any amendment, restatement or other modification to the Memorandum and Articles of Association or any other modification of the legal structure or form of the Company and any Subsidiary, including, without limitation, changing the number of members of the Board of Directors or changing the name of the Company, but excluding the creation of new direct or indirect wholly-owned Subsidiaries;

            (ii) the issuance of Common Stock or any other Capital Stock of the Company or any Subsidiary (other than (A) the issuance of Capital Stock of a Subsidiary to the Company or any other direct or indirect wholly-owned Subsidiary, or (B) the issuance of Common Stock or any other Capital Stock of the Company pursuant to the provisions of Article II and Section 8.6 of the Stock Purchase Agreement) or any direct or indirect purchase, redemption, repurchase or other direct or indirect acquisition by the Company or any Subsidiary of the Common Stock or any other Capital Stock of the Company or any Subsidiary; provided that the issuance of Common Stock or any other Capital Stock of the Company in connection with an Initial Public Offering or a subsequent public offering of the Common Stock or other Capital Stock of the Company shall not require the approval of the Initial Shareholder (or certain of their Transferees that were granted the rights of an Initial Shareholder in accordance with the terms of the Shareholders Agreement) unless such issuance (whether individually or in combination with prior issuances in connection with public offerings) is of a number of shares of Common Stock or any other Capital Stock of the Company in excess of 35% of the total number of shares of Capital Stock of the Company on a fully-diluted basis after giving effect to such issuance;

            (iii) the declaration, accrual or payment of any dividends or any other distributions of cash, securities or other property on or in respect of the Common Stock or any other Capital Stock of the Company or any Subsidiary;

            (iv) any merger, consolidation, spin-off, recapitalization or other reorganization of the Company or any Transfer by the Company or any Subsidiary of any shares of Capital Stock of any Subsidiary;

            (v) the liquidation, dissolution, or winding-up of the Company or any Subsidiary or the filing by the Company or any Subsidiary of a petition for protection under any reorganization or bankruptcy procedures or the making by the Company or any Subsidiary of any out-of-court arrangements with creditors generally or rescheduling of debt obligations;

            (vi) with respect to accounting practices of the Company and the Subsidiaries, unless required by law (A) any material departure from GAAP,
      (B) implementation of any standards or procedures recommended to the Company or any Subsidiary by their auditors with respect to the preparation and presentation of financial statements, or (C) any changes in the accounting principles used in the preparation of the financial statements of the Company or any Subsidiary whether or not such changes are consistent with GAAP;

            (vii) any grant by any holder of any shares of Common Stock or other Capital Stock of the Company or any Subsidiary of any Lien (other than pursuant to certain other shareholders agreements permitted under the Shareholders Agreement) over any such shares of Common Stock or other Capital Stock of the Company other than Liens granted by any holder of any shares of Common Stock or other Capital Stock of the Company over shares of Common Stock or other Capital Stock of the Company that were acquired pursuant to (a) an Initial Public Offering, (b) a subsequent public offering of the Common Stock or other Capital Stock of the Company, or (c) a subsequent brokered sale of Common Stock or other Capital Stock of the Company listed on a Relevant Stock Exchange that has not been privately negotiated; and

            (viii) any Transfer (whether in one transaction or a series of related transactions occurring within a twelve (12) month period) by the Company or any Subsidiary of more than 50% of the assets or properties of the Company and the Subsidiaries on a consolidated basis.

      (d) Notwithstanding any other provision in these Articles to the contrary, except as otherwise provided in the Shareholders Agreement, no Transferee of an Initial Shareholder shall be considered to be an Initial Shareholder for the purposes of Section 1.7(c).

      (e) Notwithstanding any other provision in these Articles to the contrary, so long as the clause (ii) of the definition of Change of Control in the Indenture is in effect, in the event the Founding Shareholders at any time own in the aggregate, less than 35% of the voting Capital Stock of the Company and any person (as the term "person" is defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 of the United States, as amended) holds more than 35% of the voting Capital Stock of the Company at such time, the Founding Shareholders shall be entitled to elect a majority of the Board of Directors. In such event, every holder of record of shares of Capital Stock of the Company entitled to vote other than the Founding Shareholders shall be entitled to one vote in Person or by proxy for each share of such Capital Stock standing in his name in the records of the Company to elect the remaining members of the Board of Directors.

      (f) At all elections of directors, the voting shall be by ballot or in such other manner as may be determined by the Shareholders present in Person or by proxy entitled to vote at such election. With respect to any other matter presented to the Shareholders for their consideration at a meeting, any Shareholder entitled to vote may, on any question, demand a vote by ballot. If a ballot is demanded, it shall be taken in such manner as the Chairman directs and the result of such ballot shall be deemed to be the resolution of the Shareholders.

      (g) A complete list of the Shareholders entitled to vote at each such meeting, arranged in alphabetical order, with the address of each, and the number of shares of Capital Stock of the Company registered in the name of each Shareholder (the "SHARE REGISTER"), shall be prepared by the Secretary and shall be open to the examination of any Shareholder, for any purpose gennane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any Shareholder who is present.

      (h) At any general meeting of the Shareholders, unless a ballot is demanded by a Shareholder present in Person or by proxy, a declaration by the Chairman that a resolution has been carried and an entry to that effect in the book of proceedings of the Shareholders shall be sufficient evidence of the fact, without proof of the number or proportion of the votes recorded in favor of or against such resolution.

      SECTION 1.8 EXCEPTIONS TO 20% SHAREHOLDING REQUIREMENT. (a) For the period beginning on the date of the Shareholders Agreement and ending on the last Installment Date, Solimar shall be deemed to hold at least 20% of the Capital Stock of the Company regardless of the number of shares of Capital Stock it actually holds at such time.

      (b) For purposes of determining whether an Initial Shareholder holds at least 20% of the shares of Capital Stock of the Company, shares of Capital Stock of the Company held by such Initial Shareholder shall be aggregated with those of certain of its Transferees under the circumstances described in the Shareholders Agreement.

      (c) Subject to the proviso in Section 1.8(d), if, solely as a result of the issuance of shares of Capital Stock of the Company to a Purchaser Indemnitee pursuant to Section 8.6 of the Stock Purchase Agreement, a Founding Shareholder holds less than 20% of the shares of Capital Stock of the Company, such Founding Shareholder shall be deemed to hold 20% of the shares of Capital Stock of the Company for purposes of these Articles so long as such Founding Shareholder holds at least 15% of the shares of Capital Stock of the Company.

      (d) If, solely as a result of the issuance of shares of Capital Stock of the Company in an Initial Public Offering or a subsequent primary public offering of Capital Stock of the Company, an Initial Shareholder holds less than 20% of the shares of Capital Stock of the Company, such Initial Shareholder shall be deemed to hold 20% of the shares of Capital Stock of the Company for purposes of these Articles so long as such Initial Shareholder holds at least 10% of the shares of Capital Stock of the Company; provided that if, solely as a result of the issuance of shares of Capital Stock of the Company to a Purchaser Indemnitee pursuant to Section 8.6 of the Stock Purchase Agreement, after the dilution described in the beginning of this Section 1.8(d), a Founding Shareholder holds at least 75% of the number of shares of Capital Stock it holds after giving effect to such Initial Public Offering or subsequent primary public offering (but no less than 7.5% of the shares of Capital Stock of the Company), such Founding Shareholder shall be deemed to hold 20% of the shares of Capital Stock of the Company for purposes of these Articles.

      SECTION 1.9 RESOLUTIONS OF MEETINGS. All resolutions passed at any meeting shall be recorded in the minutes of meeting, which minutes shall be made in English, and a copy thereof circulated to each Shareholder for approval and countersignature promptly after such meeting.

      SECTION 1.10 INSPECTORS OF ELECTION. The Board of Directors in advance of any meeting of the Shareholders may appoint one or more Inspectors of Election to act at the meeting or any adjournment thereof. If Inspectors of Election are not so appointed, the Chairman of the meeting may, and on the request of any Shareholder entitled to vote shall, appoint one or more Inspectors of Election. Each Inspector of Election, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of Inspector of Election at such meeting with strict impartiality and according to the best of his ability. If appointed, Inspectors of Election shall take charge of the polls and, when the vote is completed, shall make a certificate of the result of the vote taken and of such other facts as may be required by law.

      SECTION 1.11 ACTION BY CONSENT. Any action required or permitted to be taken at any meeting of the Shareholders may be taken without a meeting, without prior notice and without a vote, if, prior to such action, a written consent or consents thereto, setting forth such action, is signed either personally or by proxy by the holders of record of all shares of Capital Stock of the Company issued and outstanding and entitled to vote thereon. Such consent or consents shall constitute the minutes of the annual or general meeting, which shall be deemed to have been duly held, notwithstanding the fact that no Shareholder meeting was actually held or that there may have been technical defects in the proceedings, and a resolution in writing signed by all of the Shareholders aforesaid shall be as valid and effectual as if it had been passed at a meeting of the Shareholders duly called and constituted.

      SECTION 1.12 CONFERENCE TELEPHONE. A meeting of the Shareholders may, and shall at the request of any Initial Shareholder, be held by telephone or other electronic or conferencing means if all of the Shareholders present at such meeting are able to clearly hear each other and be heard.

                                   ARTICLE II

                                    DIRECTORS

      SECTION 2.1 MANAGEMENT OF THE COMPANY. The Company shall have a board of directors (the "BOARD OF DIRECTORS") which shall direct and oversee the management and affairs of the Company and which may exercise all the powers of the Company that are not expressly reserved to the Shareholders under the Articles, the Act or any other laws of the Commonwealth of The Bahamas.

      SECTION 2.2 NUMBER OF DIRECTORS. The Board of Directors of the Company at all times shall consist of nine (9) members.

      SECTION 2.3 ELECTION. Directors shall be elected by the Shareholders at the annual meeting of the Shareholders in accordance with the voting provisions contained in Section 1.7.

      SECTION 2.4 QUORUM. A quorum for the transaction of business and the taking of any action shall be present at any meeting of the Board of Directors if a majority of the Directors are present; provided that, so long as the Shareholders Agreement remains in effect and any of Los Avellanos, SII and Solimar remain party thereto, such majority includes at least two (2) Solimar Directors, one (1) Los Avellanos Director and one (1) SII Director. If at any meeting of the Board of Directors there shall not be such a quorum present, the members present thereat shall adjourn the meeting until a quorum shall have been obtained; provided that if a quorum shall not be obtained as required by the proviso in the first sentence of this Section 2.4 within ten (10) days after the adjournment of any meeting, such proviso shall be disregarded and a quorum for the transaction of business and the taking of any action shall require the presence of a majority of the Directors.

      SECTION 2.5 TERM. Unless otherwise removed in accordance with Section 2.7, the Directors Shall hold office until their successors shall have been duly appointed and shall have (qualified. Section 42(4) of the Act shall not apply.

      SECTION 2.6 VACANCIES. If a vacancy on the Board of Directors occurs for any reason (including death, resignation or removal) while the Shareholders Agreement remains in effect, if any of Los Avellanos, SII and Solimar remain party thereto, they shall cause their respective Directors to elect a substitute Director, who shall be nominated by the Shareholder which nominated the Director who is being replaced, to serve until his successor is duly appointed and shall have qualified.

      SECTION 2.7 REMOVAL. Subject to the terms of the Shareholders Agreement, the Directors shall be subject to removal by the Shareholders.

      SECTION 2.8 QUALIFICATIONS. (a) A Director shall not be required to be a Shareholder of the Company in order to qualify as a Director.

      (b) Each Director shall hold office according to the terms of his appointment. In addition to the provisions of Section 42(2) of the Act, a Director shall vacate his office if he becomes bankrupt or makes any arrangement or composition with his creditors generally, or becomes of unsound mind or of such infirm health as to be incapable of managing his affairs. Section 42(3)(a) of the Act shall not apply.

      (c) A Director may hold concurrently with his office as Director any other office or position of profit (except that of auditor) with the Company or any other company or legal entity in which the Company may hold an interest as Shareholder or otherwise for such remuneration and on such other terms and conditions as the Directors may determine and shall not be accountable to the Company for the same.

      SECTION 2.9 CHAIRMAN. The Board of Directors shall annually elect a Chairman from among the Directors. The Chairman shall have the functions and duties as set forth in these Articles.

      SECTION 2.10 POWERS OF THE DIRECTORS. (a) Subject to Sections 1.7(c) and 2.14(b), the Directors shall have full power to manage and dispose of the properties of the Company, including those which by law require a special power of attorney, and may, therefore, sell, mortgage, alienate and otherwise dispose of such properties without the consent of the Shareholders or a meeting of the Shareholders. Subject to Section 2.14(b), the Directors may (i) enter into all necessary legal proceedings on behalf of the Company for the performance of the purposes of the Company; (ii) enter into relationships with banking and other credit institutions, whether public or private, within or without the Commonwealth of The Bahamas; (iii) establish agencies, branches and other types of representations within or without the Commonwealth of The Bahamas; (iv) enter into purchase, sale, exchange, or lease agreements and all other types of contractual arrangements, including (A) time charters, consecutive voyage charters or bareboat charters, (B) contracts related to the leasing, renting or importing of all types of goods, (C) assignments of vessels, their spare parts, apparatus, accessories, and materials and supplies, and (D) insurance agreements necessary to cover the risks affecting services provided by the Company, the properties of the Company or of those hired by the Company to provide services, or the risks affecting third parties which may arise in connection with any of the properties of the Company or of those hired by the Company; (v) carry out all commercial activities normally engaged in by the Company in the ordinary course of business; (vi) mortgage vessels, facilities and other personal and real properties; (vii) abandon ships and other properties of the Company in favor of underwriters of any state, or of any other third party, if it is deemed to be in the best interests of the Company; (viii) carry out (A) all of the industrial operations, commercial transactions and contracts directly or indirectly related to the purposes of the Company and (B) the credit operations, with or without express warranty, aimed to facilitate the Company's normal operational development for the performance of activities related, accessory and complementary to those constituting its main purposes; (ix) enter into agreements of temporary association for commercial purposes without formal partnership, of "Union Transitoria de Empresas" and of "Agrupacion de Colaboracion Empresaria;" (x) grant to one or more persons special judicial powers of attorney (including those necessary for criminal complaint) and extra-judicial powers with such purpose and scope as the Board of Directors may deem convenient; and (xi) engage in any other act of disposition, investment, management or exploitation.

      (b) Subject to Section 2.14(b), the Directors may, on behalf of the Company, (i) raise, borrow or secure money; (ii) mortgage, pledge or otherwise charge the Company's assets for such purposes; and (iii) issue securities whenever money is borrowed or as security for any debt, liability or obligation of the Company, as approved by resolution of the Directors. Subject to

Section 2.14(b), the Directors may, by resolution, guarantee the repayment or performance of any liability, debt or obligation of any Person and secure the same by mortgage, pledge or other charge on any of the Company's assets.

      SECTION 2.11 MEETINGS, NOTICE, VALIDITY, PROXIES. (a) Meetings of the Board of Directors shall be held at such place either within or without the Commonwealth of The Bahamas, as may from time to time be fixed by resolution of the Board of Directors, or as may be specified in the call or in a waiver of notice thereof. Subject to Section 2.11(b), meetings of the Board of Directors may be convened by the President or, in his absence, by any Vice-President or Director. The President or, in his absence, a Vice-President shall preside as Chairman at meetings of the Board of Directors and if both are not present within fifteen minutes from the time appointed by the meeting of the Board of Directors, the Directors present may vote one of their number to be the Chairman. The Chairman of the meeting shall not be entitled to a second or casting vote.

      (b) Until June 30, 2001, regular meetings of the Board of Directors shall be held at least once every two (2) months and at such additional times as may be fixed by a resolution of the Board of Directors. Thereafter, regular meetings of the Board of Directors shall be held at times and intervals as shall be decided by the Board of Directors; provided that such regular meetings shall be held at least once every calendar quarter. Special meetings of the Board of Directors may be held at any time upon the written request of any Shareholder holding at least 20% of the Common Stock and other voting Capital Stock of the Company, any Director or the Company.

      (c) At least ten (10) days prior written notice shall be given to each Director of any meeting of the Board of Directors, which notice shall state the date, time and place of the proposed meeting; provided that this requirement shall be waived by a Director by his attendance at a relevant meeting unless such Director is attending such meeting solely for the purpose of objecting to the failure to give notice thereof.

      (d) Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if a consent in writing, setting forth the action taken, is signed by all of the Directors, and such consent shall have the same force and effect as a unanimous vote at a meeting.

      (e) A meeting of the Board of Directors may, and shall at the request of any Director, be held by telephone or other electronic or conferencing means if all of the Directors present at such meeting are able to clearly hear each other and be heard.

      (f) The Board of Directors shall ensure that all resolutions passed at any meeting of the Board of Directors shall be recorded in the minutes of meeting, which minutes shall be made in English and a copy thereof circulated to each Director for approval and countersignature promptly after such meeting. A resolution in lieu of a meeting of the Board of Directors provided in writing and signed by all of the Directors shall have the same validity and effect as a resolution that is passed at a meeting of the Board of Directors duly called and constituted.

      (g) Any Director may be represented by and vote by a proxy or proxies at a meeting. Such proxy or proxies need not be Directors, must be designated in writing and may or may not have power to delegate.

      SECTION 2.12 ALTERNATE DIRECTORS. (a) Any alternate Director appointed shall be deemed to be a Director and not an agent of the Director so appointing him.

      (b) A Director by an instrument in his own handwriting deposited at the Registered Office of the Company may revoke, at any time, the appointment of his alternate. If a Director shall die or cease to hold office, the appointment of his alternate shall thereupon cease and terminate. Any alternate Director shall be deemed to be the Director he represents.

      (c) Any alternate Director shall be designated by the Shareholder which nominated the Director for whom the alternate Director is being designated. In the case of a vacancy, an alternate Director will replace the resigning or removed Director and Section 42(4) of the Act shall not apply.

      SECTION 2.13 CORPORATE DIRECTORS. A Director that is a corporate entity may appoint, by written instrument deposited at the Registered Office of the Company, any individual as its representative for the purposes of representing such Director at meetings of the Board of Directors or meetings of a committee of the Board of Directors and transacting the business of the Company.

      SECTION 2.14 VOTING. (a) Subject to Section 2.14(b), any question presented to or action taken by the Board of Directors shall be approved or disapproved at a meeting, at which a quorum shall be present and acting throughout (as provided in Section 2.3), by a decision of a simple majority of the Directors present at the relevant meeting and entitled to vote.

      (b) So long as the Shareholders Agreement remains in effect and Los Avellanos, SII and Solimar, respectively, remain parties thereto, the following matters shall require the affirmative vote of seven (7) Directors; provided that such supermajority shall include at least three (3) Solimar Directors and four
(4) Founding Shareholders Directors:

            (i) approval of, and any amendments, restatements, supplements, updates or modifications to, each Annual Budget and the Business Plan, the termination of the Business Plan, or the adoption of a subsequent business plan for the Company, including the Subsidiaries;

            (ii) appointment or dismissal of the Chief Executive Officer and the approval of, and any amendments, restatements, supplements or modifications to, the employment agreement with such individual; provided that if the Solimar Directors determine in good faith that a reasonable basis exists for the termination of the Chief Executive Officer for Cause and request the dismissal of the Chief Executive Officer for Cause, the Founding Shareholders shall cause their designated Directors to vote in favor of such dismissal;

            (iii) acquisition or sale of assets (either tangible or intangible) by the Company or any Subsidiary having a value greater than U.S. $500,000.00 (or an amount equivalent thereto in any other currency), except (A) acquisitions and sales specifically approved in an Annual Budget, or (B) acquisitions and sales made in connection with the provisioning, repairing, or maintenance of any of the Vessels; provided that in the determination of the advisability of purchasing a Vessel as contemplated by Section 3 of the Shareholders Non-Competition Agreement, the Directors who are designated by a Shareholder which is the Principal Owner, an Affiliate of the Principal Owner or an Affiliate of the Principal Owner Affiliate that is considering the purchase of such Vessel for its own account, shall be deemed to have an interest in such transaction and shall abstain from voting in the determination of the Company's advisability of purchasing such Vessel and, in such case, the approval of a majority of the Directors that do not have an interest in such transaction shall be required to approve the purchase of such Vessel by the Company or any of the Subsidiaries;

            (iv) incurrence of any Indebtedness by the Company or any Subsidiary, other than (A) trade payables incurred in the ordinary course of business or Indebtedness provided for in an Annual Budget, or (B) entering into working capital facilities (in an aggregate amount no greater than U.S. $10,000,000.00 (or an amount equivalent thereto in any other currency));

            (v) early redemption of the Notes or voluntary prepayment or early redemption of any other Indebtedness of the Company or any Subsidiary (other than (A) trade payables or working capital facilities incurred in the ordinary course of business, or (B) as provided for in an Annual Budget);

            (vi) creation of any Lien by the Company or any Subsidiary over any asset, interest or undertaking that is not provided for in an Annual Budget or that is not in the ordinary course of business, where the amount required to discharge such Lien exceeds U.S. $250,000.00 (or an amount equivalent thereto in any other currency);

            (vii) granting by the Company or any Subsidiary of loans, advances, guarantees or indemnities to third Persons not in the ordinary course of business;

            (viii) making or committing to make capital expenditures by the Company or any Subsidiary in excess of those provided for in an Annual Budget;

            (ix) entering by the Company or any Subsidiary into joint ventures, partnership schemes, profit sharing arrangements or franchising agreements, having a duration of more than one (1) year;

            (x) entering by the Company or any Subsidiary into licensing, trademark, copyright or know-how agreements with third Persons in which the annual fees on royalties exceed U.S. $100,000.00 (or an amount equivalent thereto in any other currency) or where the intellectual property involved is material to or necessary for the operation of the business of the Company or any Subsidiary;

            (xi) entering by the Company or any Subsidiary into any Related Party Transaction which (A) is not in the ordinary course of business, (B) is not on an arm's-length basis, or (C) involves a potential conflict of interest between the Company and the relevant Person; provided that so long as the Indenture requires that a Related Party Transaction in excess of U.S. $250,000.00 (or an amount equivalent thereto in any other currency) be approved by a majority of the Directors that do not have an interest in such Related Party Transaction, Solimar shall cause the Solimar Directors to give their approval to such Related Party Transaction if Solimar is satisfied, in its sole discretion, that such Related Party Transaction is on an arm's-length basis; provided further that in the case of a Related Party Transaction in excess of U.S. $250,000.00 (or an amount equivalent thereto in any other currency) involving a Vessel Contract, an approval by the Los Avellanos Directors or the SII Directors, as the case may be, that do not have an interest in such Related Party Transaction shall for purposes hereof be deemed to be an approval by the Solimar Directors; provided further that if, upon Solimar's review of the facts and circumstances of any such Related Party Transaction that was deemed approved by the Solimar Directors or any Related Party Transaction that was less than U.S. $250,000.00 (or an amount equivalent thereto in any other currency), Solimar determines that such Related Party Transaction was not on an arm's-length basis, the approval of all subsequent Related Party Transactions shall require the majority of the Directors not interested in such Related Party Transactions and the second proviso of this Section 2.14(b)(xi) shall be disregarded;

            (xii) except as provided in the Shareholders Agreement, any expenditure or commitment for (A) the acquisition by the Company or any Subsidiary of any Capital Stock in any other Person, or (B) the acquisition by the Company or any Subsidiary of all or substantially all of the assets of any other Person or any line of business of such other Person regardless of whether such transaction takes the form of an asset purchase, a stock purchase, a merger, a sale and leaseback or any other form;

            (xiii) establishment by the Company or any Subsidiary of any new line of business or division, including, without limitation, any commitment to contract, purchase, manage or lease any terminal operations; any material change in or addition to the nature or scope of the business of the Company or any Subsidiary, including, without limitation, any geographical expansion outside that contemplated in the Business Plan and outside the expansion of routes and employment of the Vessels in the ordinary course of business;

            (xiv) approval of compensation to, benefits and incentive programs, including, without limitation, incentive stock option plans, for the employees of the Company and the Subsidiaries that earn more than U.S. $75,000.00 (or an amount equivalent thereto in any other currency) on an annual basis in salary, bonuses and other compensation;

            (xv) entering into, making any material modification to, amending or terminating any contract, agreement, or arrangement that the Company or any Subsidiary is a party to which requires payments in excess of U.S. $100,000.00 (or an amount equivalent thereto in any other currency) on an annual basis or is otherwise material to such Person, outside the ordinary course of business;

            (xvi) appointment or removal of the auditors for the Company or any Subsidiary;

            (xvii) engagement or removal by the Company or any Subsidiary of any outside consultants or advisors (including, without limitation, lawyers, investment bankers, accountants) the fees of which are estimated to exceed U.S. $75,000.00 (or an amount equivalent thereto in any other currency) with respect to (A) any matter for which they are engaged, or (B) any series of matters or an ongoing engagement of at least twelve (12) months in duration;

            (xviii) commencement of any litigation, arbitration, or other legal proceeding by the Company or any Subsidiary relating to any claim or assessment where the amount at issue is in excess of U.S. $1,000,000.00 (or an amount equivalent thereto in any other currency), other than in the ordinary course of business, and settlement by the Company or any Subsidiary of any litigation, arbitration, or other legal proceeding relating to any claim or assessment where the amount at issue is in excess of U.S. $250,000.00 (or an amount equivalent thereto in any other currency);

            (xix) establishment or dissolution of any Subsidiary having, or anticipated to have, assets or liabilities of more than U.S. $100,000.00 (or an amount equivalent thereto in any other currency); and

            (xx) establishment or dissolution of any committees of the Board of Directors and the delegation of any functions and duties to any such committee, including the Executive Committee, the Audit Committee and the Compensation Committee.

      SECTION 2.15 COMPENSATION. The Company shall pay to each Director an annual fee equal to U.S. $75.000.00 which fee shall be payable in quarterly installments in advance on the first day of each of January, April, July and October or as otherwise determined by the Board of Directors. In addition, the Company shall reimburse the Directors for their reasonable travel, lodging and other related expenses incurred in connection with attendance at meetings of the Board of Directors and any committees thereof.

                                   ARTICLE III

                                   COMMITTEES

      SECTION 3.1 COMMITTEES. The Shareholders shall cause the Board of Directors to establish an Executive Committee (the "Executive Committee"), an Audit Committee (the "Audit Committee") and a Compensation Committee (the "Compensation Committee"), each of which shall report to the Board of Directors. Each such Committee shall only have authority to oversee, monitor and make recommendations, as more fully described in clauses (b) through (d) of this Article and shall not have any decision-making authority, except as may be delegated to it by the Board of Directors from time to time.

      SECTION 3.2 EXECUTIVE COMMITTEE. The Executive Committee shall monitor the activities and performance of the Chief Executive Officer in his management of the Company and fulfillment of the Business Plan and the relevant Annual Budget and perform such other functions on specific matters delegated to it from time to time by the Board of Directors. The Executive Committee shall consist of five
(5) members, three (3) of whom shall be designated by the Board of Directors from the Founding Shareholders Directors and two (2) of whom shall be designated by the Board of Directors from the Solimar Directors. Meetings of the Executive Committee shall be held at least two (2) times every month or more frequently as may be determined by a majority of the members of the Executive Committee, and shall include the participation of the Chief executive Officer, unless otherwise determined by a majority of the members of the Executive Committee. The Executive Committee shall promptly and in writing report the results of each meeting of the Executive Committee to the Board of Directors.

      SECTION 3.3 AUDIT COMMITTEE. The Audit Committee shall (i) liaise among the Board of Directors, the external auditors and internal auditors of the Company, if any, (ii) recommend to the Board of Directors an independent auditing firm and approve the compensation payable to such auditing firm, (iii) review and assess the scope of the audit work performed by the external auditor, and (iv) monitor the Company's accounting and auditing systems and recommend internal audit procedures, policies and controls. The Audit Committee shall review with the Company's management the following upon the completion of the annual audit examination: (A) the Company's audited consolidated annual financial statements and related footnotes, (B) the results of the external audit report, (C) any significant changes required in the external auditor's audit plan, (D) disputes with management encountered during the course of the audit, and (E) management letters issued by the external auditors regarding internal accounting controls and procedures. The Audit Committee may request either from the external or internal auditors, if applicable, special studies, investigations, or other services as it relates to matters of interest or concern to the Audit Committee. The Audit Committee shall consist of three (3) members, one (1) of whom shall be designated by the Board of Directors from the Founding Shareholders Directors and two (2) of whom shall be designated by the Board of Directors from the Solimar Directors. The members of the Audit Committee and all Persons acting on the behalf of the Audit Committee shall have full and free access to review the books and records of the Company in connection with their functions hereunder. Meetings of the Audit Committee shall be conducted at the times and in the manner as determined by the members of the Audit Committee. An executive officer or manager of the Company may be a member of the Audit Committee, provided that such Person shall be required to leave a meeting of the Audit Committee if so requested by the other members of the Audit Committee. The Audit Committee shall promptly and in writing report the results of each meeting of the Audit Committee to the Board of Directors.

      SECTION 3.4 COMPENSATION COMMITTEE. The Compensation Committee shall oversee and manage issues relating to the compensation of the Company's employees and executives, and manage issues relating to the Stock Option Plan. The Compensation Committee shall consist of three (3) members who are not employed by the Company as executive officers or managers, one (1) of whom shall be designated by the Board of Directors from the Founding Shareholders Directors and two (2) of whom shall be designated by the Board of Directors from the Solimar Directors. Meetings of the Compensation Committee shall be conducted at the times and in the manner as determined by the members of the Compensation Committee. The Compensation Committee shall promptly and in writing report the results of each meeting of the Compensation Committee to the Board of Directors.

      SECTION 3.5 VACANCIES. Any vacancy on any of the Executive Committee, the Audit Committee or the Compensation Committee and any removal of a member of any such committee shall be treated in a similar fashion as with a vacancy or removal of a Director as provided in Sections 2.6 and 2.7.

                                   ARTICLE IV

                                    OFFICERS

      SECTION 4.1 TITLES AND ELECTION. (a) The officers of the Company, who shall be chosen by the Board of Directors at its first meeting after each annual meeting of the Shareholders, shall be a Chief Executive Officer who shall also serve as President, a Treasurer and a Secretary. The Board of Directors from time to time may elect one or more Vice Presidents, Assistant Secretaries, Assistant Treasurers and such other officers and agents as it shall deem necessary, and may define their powers and duties.

      (b) Any number of offices may be held by the same Person. Any Person, including a Director, may be appointed by resolution of the Directors to be an officer or agent of the Company; and the Directors may entrust to or confer upon such officer or agent any of the powers and authorities, including the power and authority to affix the common seal of the Company, exercisable by the Directors upon such terms and conditions as the Board of Directors think fit, either collaterally with, or to the exclusion of, its own powers and subject to limitations provided under the Act and any regulations prescribed by the enabling resolution.

      SECTION 4.2 REMOVAL. Except in the case of the Chief Executive Officer and subject to the provisions of any employment agreement between the Company and any officer, any officer may be removed, either with or without cause, at any time, by the affirmative vote of a majority of the Board of Directors.

      SECTION 4.3 RESIGNATIONS. Any officer may resign at any time by giving written notice to the Board of Directors or to the Secretary. Such resignation shall take effect at the time specified therein, and, unless otherwise specified therein. the acceptance of such resignation shall not be necessary to make it effective.

      SECTION 4.4 VACANCIES. If the office of any officer or agent becomes vacant by reason of death, resignation, retirement, disqualification, removal from office or otherwise, the Directors may choose a successor, who shall hold office for the unexpired term in respect of which such vacancy occurred.

      SECTION 4.5 CHIEF EXECUTIVE OFFICER; PRESIDENT. The Chief Executive Officer (the "Chief Executive Officer") shall be the President of the Company and, in the absence of the Chairman, shall preside at all meetings of the Board of Directors, and of the Shareholders. Subject to the Memorandum and Articles of Association and his employment agreement with the Company, the Chief Executive Officer shall exercise the powers and perform the duties usual to the chief executive officer and, subject to the control of the Board of Directors, shall exercise general management and control of the day-to-day affairs and business of the Company, fulfill the Business Plan and the relevant Annual Budget and implement the orders and resolutions of the Board of Directors and orders and resolutions duly made by the Executive Committee in accordance with powers expressly delegated to it by the Board of Directors in accordance with
Section 2.14(b)(xxi). The Chief Executive Officer shall attend all meetings of the Executive Committee, subject to the penultimate sentence of clause (b) of
Article III. The Chief Executive Officer shall be subject to removal as provided in his employment agreement. The Chief Executive Officer shall appoint and discharge employees and agents of (the Company (other than officers elected by the Board of Directors) and fix their compensation. Subject to Sections 1.7(c) and 2.14(b), the Chief Executive Officer shall have the power to execute bonds, mortgages and other contracts, agreements and instruments of the Company, and shall do and perform such other duties as from time to time may be assigned to the Chief Executive Officer by the Board of Directors.

      SECTION 4.6 VICE PRESIDENTS. If chosen, the Vice Presidents, in the order of their seniority, shall, in the absence or disability of the Chief Executive Officer, exercise all of the powers and duties of the Chief Executive Officer and President, and otherwise perform such duties as are delegated to them by the Chief Executive Officer. Such Vice Presidents shall have the power to execute bonds, notes, mortgages and other contracts, agreements and instruments of the Company, and shall do and perform such other duties incident to the office of Vice President and as the Board of Directors or the Chief Executive Officer shall direct.

      SECTION 4.7 SECRETARY. The Secretary shall attend all sessions of the Board of Directors and all meetings of the Shareholders and record all votes and the minutes of proceedings in a book to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the Shareholders and of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors. The Secretary shall affix the seal of the Company to any instrument requiring it, and when so affixed, it shall be attested by the signature of the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer who may affix the seal to any such instrument in the event of the absence or disability of the Secretary. The Secretary shall have and be the custodian of the stock records and all other books, records and papers of the Company (other than financial) and shall see that all books, reports, statements, certificates and other documents and records (other than financial records) required by law are properly kept and filed.

      SECTION 4.8 TREASURER. The Treasurer shall have the custody of the Company funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys, and other valuable effects in the name and to the credit of the Company, in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Company as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the directors whenever they may require it, an account of all his transactions as Treasurer and of the financial condition of the Company.

      SECTION 4.9 DUTIES OF OFFICERS MAY BE DELEGATED. (a) in case of the absence or disability of any officer of the Company, or for any other reason that the Board of Directors may deem sufficient, the Board of Directors may delegate, for the time being, the powers or duties, or any of them, of such officer to any other officer, or to any Director.

      (b) Any officer that is a corporate entity may appoint by written instrument deposited at the Registered Office of the Company any individual as its representative to carry out the duties and exercise the powers and authorities attaching to such office.

      SECTION 4.10 SALARIES. Subject to Section 2.14(b), the salaries of officers and agents shall be fixed by resolution of the Directors, subject to any resolution of the Shareholders.

                                    ARTICLE V

                                 INDEMNIFICATION

      SECTION 5.1 ACTIONS BY OTHERS. The Company (a) shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a Director or an officer of the Company and (b) except as otherwise required by Section 5.3, may indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was an employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, agent of or participant in another Person, against expenses (including attorneys' fees), judgments, fines and amounts actually and reasonably incurred by such Person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Person did not act in good faith and in a manner which such Person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

      SECTION 5.2 ACTIONS BY OR IN THE RIGHT OF THE COMPANY. The Company shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a Director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, agent of or participant in another Person against expenses (including attorneys' fees) actually and reasonably incurred by such Person in connection with the defense or settlement of such action a suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such Person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such Person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

      SECTION 5.3 SUCCESSFUL DEFENSE. To the extent that a Person who is or was a Director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in
Section 5.1 or Section 5.2, or in defense of any claim, issue or matter therein, such Person shall be indemnified through the use of Company funds against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

      SECTION 5.4 SPECIFIC AUTHORIZATION. Any indemnification under Section 5.1 or Section 5.2 (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the Director, officer, employee or agent is proper in the circumstances because such Person has met the applicable standard of conduct set forth in said Sections 5.1 and 5.2. Such determination shall be made
(a) by the Board of Directors by a majority vote of a quorum consisting of the Directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested Directors so directs, by independent legal counsel in a written opinion, or (c) by the Shareholders.

      SECTION 5.5 ADVANCE OF EXPENSES. Expenses incurred by any Person who may have a right of indemnification under this Article in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the Director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Company pursuant to this Article 5.

      SECTION 5.6 RIGHT OF INDEMNITY NOT EXCLUSIVE. The indemnification provided by this Article V shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of Shareholders or disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a Person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a Person.

      SECTION 5.7 INSURANCE. The Company may purchase and maintain insurance on behalf of any Person who is or was a Director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of or participant in another Person against any liability asserted against him and incurred by him in any such capacity, or arising out of such Person's status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of this Article V.

      SECTION 5.8 INVALIDITY OF ANY PROVISIONS OF THIS ARTICLE. The invalidity or unenforceability of any provision of this Article V shall not affect the validity or enforceability of the remaining provisions of this Article V.

                                   ARTICLE VI

                                  CAPITAL STOCK

      SECTION 6.1 SHARES. (a) The Company shall issue ordinary, registered shares of its Capital Stock that may be endorsed or unendorsed. Shares of Capital Stock of the Company may be issued with such designations, powers, preferences, rights, limitations and/or restrictions with regard to dividend, voting, return of capital or otherwise as the Directors may determine by resolution, without prejudice to any rights attaching to any shares of Capital Stock of the Company and subject to the provisions of the Act.

      (b) Any new shares of Capital Stock issued to increase the authorized share capital of the Company shall be issued upon such terms and conditions and with such rights and privileges and other attributes annexed thereto as the Directors shall determine by resolution and, except as otherwise provided by the terms of such issuance, such shares of Capital Stock shall be considered part of the original share capital for all purposes under the Act and these Articles.

      SECTION 6.2 CERTIFICATES. (a) The interest of each Shareholder shall be evidenced by certificates for shares of Capital Stock of the Company in such form as the Board of Directors may from time to time prescribe. The signatures or common seal on the certificates of stock may be facsimiles. In case any director, directors, officer or officers who shall have signed, or whose facsimile signature or signatures shall have been used on, any such certificate or certificates shall cease to be such director, directors, officer or officers of the Company, whether because of death, resignation or otherwise, before such certificate or certificates shall have been delivered by the Company, such certificate or certificates may nevertheless be adopted by the Company and be issued and delivered as though the Person or Persons who signed such certificate or certificates or whose facsimile signature or signatures shall have been used thereon had not ceased to be such director, directors, officer or officers of the Company.

      (b) Every Shareholder shall be entitled to one certificate for the shares of Capital Stock of the Company registered in his name or to several certificates, each for one or more of such shares of Capital Stock of the Company. In respect of shares of Capital Stock of the Company held jointly by two or more Persons, the Company shall not be bound to issue more than one certificate, and delivery of a certificate in respect of the share or shares of Capital Stock of the Company to one of several joint holders shall constitute delivery to all.

      (c) The Company shall be entitled to treat the Shareholder designated in the share certificate as absolute owner thereof and shall not be bound to recognize any equitable or other claim to or interest in such shares of Capital Stock of the Company on the part of any other Person except as required by these Articles or by order of a court of competent jurisdiction under authority of the Act or other laws of the Commonwealth of The Bahamas. For the purposes of this Article, where any Person is unconditionally entitled to be registered as the holder of a share of Capital Stock of the Company, he, and not the registered holder of such share, shall be deemed to be a Shareholder of the Company in respect of that share of Capital Stock of the Company.

      SECTION 6.3 RECORD DATES. The Board of Directors may fix in advance a date, not less than ten nor more than sixty days preceding the date of any meeting of the Shareholders, or the date for the payment of any dividend, or the date for the distribution or allotment of any rights, or the date when any change, conversion or exchange of shares of Capital Stock of the Company shall go into effect, as a record date for the determination of the Shareholders entitled to notice of, and to vote at, any such meeting, or entitled to receive payment of any such dividend, or to receive any distribution or allotment of such rights, or to exercise the rights in respect of any such change, conversion or exchange of shares of Capital Stock of the Company, and in such case only such Shareholders as shall be Shareholders of record on the date so fixed shall be entitled to such notice of, and to vote at, such meeting, or to receive payment of such dividend, or to receive such distribution or allotment or rights or to exercise such rights, as the case may be, notwithstanding any transfer of any stock on the books of the Company after any such record date fixed as aforesaid.

      SECTION 6.4 LOST CERTIFICATES. In the event that any certificate representing shares of Capital Stock of the Company is lost, stolen, destroyed or mutilated, the Board of Directors may authorize the issuance of a new certificate of the same tenor and for the same number and type of shares of Capital Stock of the Company in lieu thereof. The Board of Directors may in its discretion, before the issuance of such new certificate, require the owner of the lost, stolen, destroyed or mutilated certificate, or the legal representative of the owner to make an affidavit or affirmation setting forth such facts as to the loss, destruction or mutilation as it deems necessary, and to give the Company a bond in such reasonable sum as it directs to indemnify the Company against any loss or liability which the Company or its Directors may incur by reason of wrongful or fraudulent use or representation made by any Person by virtue of the possession of such certificate.

                                   ARTICLE VII

                                 SHARE TRANSFERS

      SECTION 7.1 GENERALLY. Shareholders who are parties to the Shareholders Agreement may not Transfer nor permit the Transfer of any of the Common Stock or any other Capital Stock of the Company currently held or hereafter acquired by any of them other than in accordance with the provisions thereof.

      SECTION 7.2 DRAG-ALONG RIGHTS. (a) After March 16, 2003, in the event that any Initial Shareholder wishes to effect a Sale of the Company, such Initial Shareholder shall promptly give written notice (the "DRAG-ALONG NOTICE") to the other Shareholders (the "DRAG-ALONG SHAREHOLDERS") (with a copy to the Company) at least thirty (30) days prior to the closing of such proposed Sale of the Company. The Drag-Along Notice shall state (i) the name of the Person to which the Sale of the Company would be made, (ii) the nature of such Sale of the Company (acquisition of Capital Stock, assets, merger, etc.), (iii) the specifics of the consideration proposed to be paid by the acquirer in connection with such Sale of the Company, and (iv) all other material terms and conditions of the proposed transaction.

            (b) Subject to Section 7.2(c), at the request of the Initial Shareholder proposing the Sale of the Company, each Drag-Along Shareholder shall (and shall cause its designated Directors to, as applicable) (i) take all necessary or desirable action within such Drag-Along Shareholder's control such that any proposal or resolution requested by such Initial Shareholder in connection with such Sale of the Company is implemented by the Company, (ii) consent to and raise no objection against such Sale of the Company, and (iii) if such Sale of the Company is structured as a sale of all of the Capital Stock of the Company, each such Drag-Along Shareholder shall sell all of the Capital Stock of the Company held by it for the same consideration and otherwise on the same terms and conditions as are set forth in the Drag-Along Notice.

            (c) Notwithstanding any other provision in these Articles or the Shareholders Agreement to the contrary:

                  (i) Neither Solimar nor any Transferee of Solimar shall be required (and shall not cause the Solimar Directors) to take all necessary or desirable action or consent to and raise no objection against a Sale of the Company proposed by either Founding Shareholder or to sell all of the shares of Common Stock and other Capital Stock of the Company held by it in connection with any Sale of the Company, as applicable, if the IRR to be received by Solimar in such Sale of the Company would not exceed 35%; and

                  (ii) Solimar shall not have the right to request each Drag-Along Shareholder (and each Drag-Along Shareholder shall not have the obligation) to take all necessary or desirable action and to consent to and raise no objection against a Sale of the Company proposed by Solimar, and sell all of the shares of Common Stock and other Capital Stock of the Company held by such Drag-Along Shareholders in connection with such Sale of the Company, as applicable, if the IRR to be received by Solimar, in such Sale of the Company would not exceed 20%; provided that if, as a result of the operation of Section 8.6 of the Stock Purchase Agreement, and after giving effect to the maximum U.S. $15,000,000.00 capital contribution to be made by the Founding Shareholders, Solimar, holds more than 65% of the shares of Common Stock and other Capital Stock of the Company, the Drag-Along Shareholders shall take all necessary or desirable action, shall consent to and raise no objection against a Sale of the Company proposed by Solimar, and shall sell all of the shares of Common Stock and other Capital Stock of the Company held by such Drag-Along Shareholders in connection with such Sale of the Company, as applicable, without regard to the IRR requirements stated in this Section 7.2(c)(ii).

            (d) The provisions of this Section 7.2 shall not apply to any Sale of the Company in which an Initial Shareholder receives a control premium or any other consideration not offered to the Drag-Along Shareholders.

      SECTION 7.3 TAG-ALONG RIGHTS. (a) Except under certain circumstances as provided in the Shareholders Agreement, in the event that a Shareholder (the "SELLING SHAREHOLDER") proposes to effect a sale of any of the shares of Common Stock or other Capital Stock of the Company held by such Shareholder (the "TAG-ALONG STOCK") to any Person, such Selling Shareholder shall promptly give written notice (the "TAG-ALONG NOTICE") to the other Shareholders (the "TAG-ALONG SHAREHOLDERS") (with a copy to the Company) at least thirty (30) days prior to the closing of such proposed sale. The Tag-Along Notice shall state (i) the name of the Person to which the Selling Shareholder proposes to sell the Tag-Along Stock, (ii) the number and class of shares of Tag-Along Stock the Selling Shareholder proposes to sell, (iii) the per share purchase price for the Tag-Along Stock and the total consideration to be delivered to the Selling Shareholder, and (iv) all other material terms and conditions of the proposed transaction.

            (b) Each Tag-Along Shareholder shall have the right to participate in such sale on the same terms and conditions as set forth in the Tag-Along Notice and to sell all or a portion of the Common Stock or other Capital Stock of the Company owned by it as determined in accordance with the calculation set forth in Section 7.3(c) (the "PARTICIPATING SHAREHOLDERS"), by delivering to the Selling Shareholder written notice within thirty (30) days after receipt of the Tag-Along Notice of its intent to participate in such sale, which notice shall indicate the maximum number of shares of Common Stock or other Capital Stock of the Company held by the Participating Shareholder which it desires to sell in such sale (which number may be in excess of the number of shares of the Tag-Along Stuck).

            (c) The Selling Shareholder shall use its reasonable best efforts to interest the proposed purchaser of the Tag-Along Stock in purchasing, in addition to the Tag-Along Stock, the shares of Common Stock and other Capital Stock of the Company which the Participating Shareholders wish to sell. If such proposed purchaser does not wish to purchase all of the shares of Common Stock and other Capital Stock of the Company made available by the Selling Shareholder and the Participating Shareholders, then each Participating Shareholder shall be entitled to sell a "pro rata portion" (as defined below) of the shares of Common Stock and other Capital Stock of the Company held by it and the number of shares of Tag-Along Stock that the Selling Shareholder may sell shall be correspondingly reduced. For purposes of this Section 7.3(c), "PRO RATA PORTION" shall mean for each Participating Shareholder a fraction the numerator of which is the number of shares of Tag-Along Stock proposed to be sold in the Tag-Along Notice and the denominator of which is the total number of shares of Common Stock and other Capital Stock of the Company owned by the Selling Shareholder immediately prior to the sale proposed in the Tag-Along Notice.

            (d) Any Participating Shareholder shall effect its participation in the sale described in the Tag-Along Notice by delivering on the date scheduled for such sale to the proposed purchaser one or more certificates, in proper form for transfer, which represent the shares of Common Stock and other Capital Stock of the Company which such Participating Shareholder is entitled to sell in accordance with this Section 7.3. The proposed purchaser shall concurrently therewith remit to each Participating Shareholder that portion of the sale proceeds to which such Participating Shareholder is entitled by reason of its participation in such sale. The sale of the shares of Common Stock and other Capital Stock of the Company in any sale proposed in the Tag-Along Notice shall be effected only on the terms and conditions set forth in the Tag-Along Notice.

                                  ARTICLE VIII

                                PREEMPTIVE RIGHTS

      (a) In the event the Company desires at any time and from time to time after the date of the Shareholders Agreement to issue any New Stock, the Shareholders shall have the preemptive right to purchase a portion of such New Stock as provided in this Article VIII. In the event of each proposed issuance of New Stock, the Company shall first deliver to each Shareholder a written notice (the "NOTICE OF PROPOSED ISSUANCE") stating (i) the number and class of shares of New Stock which the Company then desires to issue (the "OFFERED NEW STOCK"), (ii) the price per share at which such Offered New Stock is proposed to be issued, (iii) the expected timing of such issuance, (iv) all other material terms and conditions of the proposed issuance, and (v) that the Shareholders have the right to purchase the Offered New Stock on the terms set forth in such Notice of Proposed Issuance.

      (b) The offer constituted by the Notice of Proposed Issuance shall remain open for acceptance by the Shareholders for a thirty (30) day period, beginning on the date which is two (2) days after the Company sends the Notice of Proposed Issuance pursuant to clause (a) of this Article VIII and ending at midnight on the thirtieth (30th) day following the date such period begins.
Each Shareholder electing to purchase a portion of the shares of Offered New Stock (a "SUBSCRIBER") must give written notice of its election to the Company no later than the last day of such thirty (30) day period and must state in such notice the number of shares of Offered New Stock that such Subscriber wishes to purchase. If a Shareholder shall for any reason fail or refuse to give such written notice to the Company within such thirty (30) day period, such Shareholder shall, for all purposes of this Article VIII, be deemed to have refused (in that particular instance only) to purchase any shares of such Offered New Stock and to have waived (in that particular instance only) all of its rights under this Article VIII to purchase any of such Offered New Stock.

      (c) Each Subscriber shall have the right to purchase that number of shares of Offered New Stock as shall be equal to the number of shares of Offered New Stock multiplied by a fraction, the numerator of which shall be the number of shares of Capital Stock of the Company then owned by such Shareholder on a fully-diluted basis and the denominator of which shall be the aggregate number of shares of Capital Stock of the Company issued and outstanding on a fully-diluted basis (excluding the Offered New Stock).

      (d) Each Subscriber shall have a right of over-subscription such that if any other Shareholder fails to elect to purchase its full proportionate share of the Offered New Stock or any Subscriber fails to purchase its proportionate share of the Offered New Stock, as the case may be, the other Subscriber(s) shall, among them, have the right to purchase up to the balance of such Offered New Stock not so purchased. The Subscribers may exercise such right of over-subscription by electing to purchase more than their proportionate share of the Offered New Stock by so indicating in their written notice to the Company. If, as a result thereof, such over-subscriptions exceed the total number of the Offered New Stock available in respect of such over-subscription privilege, the over-subscribing Subscribers shall be cut back with respect to over-subscriptions on a pro rata basis in accordance with their respective ownership in the Company or as they may otherwise agree among themselves.

                                   ARTICLE IX

                           DIVIDENDS AND DISTRIBUTIONS

      SECTION 9.1 GENERALLY. (a) The Company shall pay dividends and distributions on its shares of Capital Stock to the extent such funds are in excess of the amount needed to meet the anticipated obligations of the Company.

      (b) Subject to the rights of holders of shares of Capital Stock of the Company who are entitled to special rights as to dividends, all dividends shall be declared and paid pari passu to the Shareholders of record at the date of the declaration of the dividend, but no dividend shall be paid on those shares of Capital Stock of the Company which are held by the Company as treasury shares. If several persons are registered as joint holders of any shares of Capital Stock of the Company, any of them may give effectual receipt for any dividend or other moneys payable in respect of the shares.

      (c)   No dividend shall bear interest against the Company.

      SECTION 9.2 AMOUNT AND FORM OF DIVIDEND PAYMENTS. (a) Dividends shall only be paid out of the net profits of the Company and, except as provided in Section 9.3(b), shall only be paid in cash. No dividend will be declared or become payable if the same contravenes any of the provisions of any Financial Instrument to which the Company may be a party or is otherwise bound.

      (b) The Directors, at their discretion, may deduct from the dividends payable to any Shareholder all sums of money as may be owing by such Shareholder to the Company; and the Directors shall keep such records of dividends paid and deductions made as are necessary to reflect the financial position in this regard.

      SECTION 9.3 OTHER PERMISSIBLE USES OF SURPLUS AMOUNTS. (a) Subject to
Section 2.14(b), the Directors may, (i) before recommending any dividend, set aside out of the profits of the Company such sum as they deem necessary as a reserve fund to meet contingencies, equalize dividends, for special dividends or bonuses, for repairing, improving, or maintaining any of the property of the Company, or for such other purpose as the Directors shall in their absolute discretion think conducive to the interests of the Company; (ii) invest the several sums so set aside upon such investments as they deem necessary; and from time to time vary such investments and dispose of all or any part thereof for the benefit of the Company; or (iii) divide the reserve fund into any special fund as they deem necessary and employ the reserve fund or any part thereof in the business of the Company without being bound to keep the same separate from the other assets.

      (b) Subject to Sections 1.7(c) and 2.14(b), the Directors may resolve to capitalize, in whole or in part, (i) the amount then available in any of the Company's reserve accounts or profit and loss accounts or (ii) profits otherwise available for distribution to the Shareholders, and distribute such amount amongst the Shareholders, not in cash, but rather in fully paid shares, debentures or other securities of the Company in the same proportion as such Shareholders would have been entitled to if the equivalent amount had been distributed as a cash dividend.

      (c) Subject to Sections 1.7(c) and 2.14(b), if the Directors resolve to capitalize such undistributed profits as aforesaid, they shall have full power to make all decisions and provisions and to take all actions necessary to effect the capitalization and consequent issuance of shares, debentures or other securities to the Shareholders according to their respective entitlement and to enter into such agreements with the Shareholders entitled to a distribution upon capitalization as they deem appropriate, which agreements shall be binding on such Shareholders.

      SECTION 9.4 NOTICE OF DIVIDEND DECLARATIONS. Notice of any dividend that is declared shall be given in a manner herein prescribed for notices to the Shareholders.

      SECTION 9.5 RECORDS. The Directors shall keep such accounts and records of the capitalization of profits and distribution as they deem appropriate and in the case of an issuance of bonus shares, the Directors shall make the necessary entries in the Share Register in accordance with the requirements of these Articles and the Act.

      SECTION 9.6 CHECKS, NOTES. All checks and drafts on the Company's bank accounts and all bills of exchange and promissory notes, and all acceptances, obligations and other instruments for the payment of money, may be signed by the President, any Vice President or the Treasurer and may also be signed by such other officer or officers, agent or agents, as shall be thereunto authorized from time to time by the Board of Directors.

                                    ARTICLE X

                            MISCELLANEOUS PROVISIONS

      SECTION 10.1 FISCAL YEAR. The fiscal year of the Company shall be determined by the Board of Directors.

      SECTION 10.2 CORPORATE SEAL. The seal of the Company shall be circular in form and contain the name of the Company. Such seal may be altered from time to time at the discretion of the Board of Directors. The Directors shall provide for the safe custody of the seal which shall not be used except by the authority of a resolution of Directors.

      SECTION 10.3 BOOKS; FINANCIAL AND OTHER INFORMATION. (a) The Company shall maintain a system of internal accounting controls in accordance with GAAP and at all times keep proper books of record and account. Such books of record and account shall be kept at such office of the Company as the Board of Directors shall determine, within or without the Commonwealth of The Bahamas. In addition, there shall also be kept at the registered office of the Company, minutes of the proceedings of the Shareholders, Board of Directors and committees, and the Share Register, containing the names and addresses of the Shareholders, the number of shares of Capital Stock of the Company held by them, respectively, and the dates when they respectively became the owners of record thereof, and in which the transfer of stock shall be registered, and such other books and records as the Board of Directors may from time to time determine.

      (b) Subject to any other rights afforded to holders of shares of Capital Stock under Bahamian law, each Initial Shareholder and each other Shareholder holding at least 20% of the shares of Capital Stock of the Company at such time shall have the right, at such Shareholder's expense, to visit and inspect during regular business hours any of the premises where the business of the Company and the Subsidiaries is conducted, and to discuss the affairs, finances and accounts of the Company and the Subsidiaries with their respective officers, and to have access to and review the Company's and the Subsidiaries' books of account and records, including banking records and correspondence with present or past external auditors, and other information reasonably requested, all at such reasonable times and as often as may be reasonably requested; provided that neither the Company nor any Subsidiary shall be obligated under this Section
10.3 with respect to a Shareholder that is a competitor or with respect to information which the Board of Directors determines in good faith is confidential and should not, therefore, be disclosed.

      SECTION 10.4 LIQUIDATION OF THE COMPANY. Subject to the terms of the Indenture, in the event of any liquidation, dissolution or winding up of the Company, the net proceeds thereof will be distributed to all of the holders of the Capital Stock of the Company pro rata to their respective percentage ownership of such Capital Stock as of such liquidation, dissolution or winding up.

                                   ARTICLE XI

                                   AMENDMENTS

            These Articles may be amended in accordance with the provisions of
Section 1.7(c)(i). Any proposal to amend or repeal these Articles or to adopt new Articles shall be staled in the notice of the meeting of the Shareholders, or in the waiver of notice thereof, as the case may be, unless all of the holders of record of all of the shares of stock of the Company, issued and outstanding and entitled to vote, are present at such meeting.

                                   ARTICLE XII

                     DEFINITIONS AND RULES OF CONSTRUCTION

      SECTION 12.1 DEFINITIONS. When used in these Articles of Association, the following terms shall have the respective meanings specified therefor below:

      "ACCESSION AGREEMENT" shall mean each Accession Agreement to be entered into by the Company and each Transferee, substantially in the form of Exhibit A to the Shareholders Agreement, which, when so entered into, shall be an integral part of such Agreement.

      "ACT" shall mean the International Business Companies Act, 1989.

      "AFFILIATE" shall mean, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person.

      "ANNUAL BUDGET" shall mean the operating and financial plan of the Company for each year.

      "APPRAISAL PROCEDURE" shall mean the following procedure to determine the fair market value for purposes of the definition of Fair Market Value (for purposes of this definition, the "VALUATION AMOUNT"):

            (a) the Shareholders shall endeavor in good faith to determine jointly the Valuation Amount within ten (10) Business Days of an event requiring the determination of Fair Market Value;

            (b) if the Shareholders are not able to agree on the Valuation Amount within the period stated in clause (a) above, the Valuation Amount shall be determined by an investment banking firm of international recognition with experience in the maritime sector, which firm the Shareholders shall endeavor in good faith to jointly select within five
      (5) Business Days after the end of the ten (10) Business Day period stated in clause (a) above;

            (c) if the Shareholders select an investment banking firm as provided in clause (b) above, such investment banking firm shall have thirty (30) Business Days from the date of its retention to determine the Valuation Amount, which determination shall be final and binding upon the Shareholders;

            (d) if the Shareholders fail to select an investment banking firm as provided in clause (b) above, each of Solimar and the other Shareholders shall separately retain an investment banking firm of international recognition with experience in the maritime sector within five (5) Business Days after the end of the five (5) Business Day period stated in clause (b) above and instruct such investment banking firm to determine the Valuation Amount within thirty (30) Business Days from the date of its retention;

            (e) if the Valuation Amounts determined by the two (2) investment banking firms retained by Solimar and the other Shareholders pursuant to clause (d) above are within a range of less than or equal to 15% of the higher Valuation Amount, the final Valuation Amount shall be the average of such two (2) Valuation Amounts, which average Valuation Amount shall be final and binding upon Solimar and the other Shareholders;

            (f) if the Valuation Amounts determined by the two (2) investment banking firms retained by Solimar and the other Shareholders pursuant to clause (d) above are not within the range described in clause (e) above, Solimar and the other Shareholders shall cause their respective investment banking firms to select a third investment banking firm of international recognition with experience in the maritime sector within five (5) Business Days of the date of the determination of the Valuation Amounts pursuant to clause (e) above, which third investment banking firm shall determine the Valuation Amount within thirty (30) Business Days of its retention; and

            (g) if a third investment banking firm is required to be retained as provided in clause (f) above, the final Valuation Amount shall be the average of the two (2) Valuation Amounts which are closest to each other, which average Valuation Amount shall be final and binding upon the Shareholders unless the third Valuation Amount is within 5% of the average of the high and low Valuation Amounts, in which case such third Valuation Amount shall be final and binding upon the Shareholders.

      The fees and expenses of any investment banking firm retained in connection with the determination of the Valuation Amount as provided above shall be paid by the Shareholders pro rata to their ownership of shares of Capital Stock of the Company.

      "ARTICLES" shall mean these Amended and Restated Articles of Association of the Company, as they may be amended from time to time in accordance with the provisions hereof.

      "AUDIT COMMITTEE" shall have the meaning assigned to such term in Section 3.1(a).

      "BOARD OF DIRECTORS" shall have the meaning assigned to such term in
Section 2.1.

      "BUSINESS DAY" shall mean any day, other than a Saturday, Sunday or a day on which banks located in New York City or Nassau, the Commonwealth of The Bahamas shall be authorized or required by law to close.

      "BUSINESS PLAN" shall mean the initial five (5) year business plan of the Company and the Subsidiaries for the fiscal year ending December 31, 2000 through the fiscal year ending December 31, 2004, as amended or supplemented from time to time.

      "CAPITAL STOCK" shall mean (a) as to any Person that is a corporation, the authorized capital stock of such Person, including all classes and series of common, preferred, voting and nonvoting capital stock, and (b) as to any Person that is not a corporation or an individual, the ownership interests in such Person, including, without limitation, the right to share in profits and losses, the right to receive distributions of cash and property, and the right to receive allocations of items of income, gain, loss, deduction and credit and similar items from such Person, whether or not such interests include voting or similar rights entitling the holder thereof to exercise control over such Person.

      "CAUSE" shall mean one or more of the following grounds for termination of the employment of the Chief Executive Officer:

            (a) the Chief Executive Officer shall have been convicted by a court of competent jurisdiction of, or pleaded guilty or nolo contendere to, or made a written admission of the commission of, a felony or equivalent crime in any jurisdiction, based on his or her commission of a criminal act;

            (b) any material breach by the Chief Executive Officer of any provision of his employment agreement with the Company, the Memorandum and Articles of Association or any similar document or instrument governing the Subsidiaries or any other agreement between the company and the Chief Executive Officer, which breach continues for a period of thirty (30) or more days following written notice thereof by any Shareholder or any Director to the Chief Executive Officer;

            (c) any act by the Chief Executive Officer involving moral turpitude, fraud or misrepresentation with respect to his duties for the Company or any of the Subsidiaries;

            (d) gross negligence or willful misconduct on the part of the Chief Executive Officer in the performance of his duties for the Company or any of the Subsidiaries;

            (e) use of alcohol or illegal drugs interfering with the performance of the Chief Executive Officer's duties for the Company or any of the Subsidiaries, which use continues for a period of thirty (30) or more days following written notice thereof by any Shareholder or any Director to the Chief Executive Officer;

            (f) the budgeted revenues and earnings as set out in an Annual Budget have not been substantially met by the Company and the Subsidiaries on a consolidated basis during a period of two (2) consecutive years.

      "CHAIRMAN" shall have the meaning assigned to such term in Section 1.5(a).

      "CHIEF EXECUTIVE OFFICER" shall have the meaning assigned to such term in
Section 4.5.

      "COMMON STOCK" shall mean the ordinary common shares of the Company, par value $.01 per share.

      "COMPANY" shall mean Ultrapetrol (Bahamas) Limited.

      "COMPENSATION COMMITTEE" shall have the meaning assigned to such term in
Section 3.1(a)

      "CONTROL", "CONTROLLED" or "CONTROLLING" shall mean, with respect to any Person, any circumstances in which such Person is directly or indirectly controlled by another Person by virtue of the latter Person having the power to
(a) elect, or cause the election of (whether by way of voting Capital Stock, by contract, or otherwise), the majority of the members of the board of directors or a similar corporate body of the former Person, or (b) direct (whether by way of voting Capital Stock, by contract or otherwise) the affairs and policies of such Person.

      "CONTINGENT OBLIGATION" shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (the "PRIMARY OBLIGATIONS") of any other Person (the "PRIMARY OBLIGOR") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefore, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonable anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

      "DIRECTOR" shall mean a member of the Board of Directors.

      "DOLLARS" OR "U.S.$" shall mean the lawful currency of the United States of America.

      "DRAG-ALONG NOTICE" shall have the meaning assigned to such term in
Section 7.2(a).

      "DRAG-ALONG SHAREHOLDERS" shall have the meaning assigned to such term in
Section 7.2(a).

      "EXECUTIVE COMMITTEE" shall have the meaning assigned to such term in
Section 3.1(a).

      "FAIR MARKET VALUE" shall mean (a) as to Non-Cash Consideration consisting of property other than Liquid Securities, the "Fair Market Value" of such property, as determined in accordance with the Appraisal Procedure, using any appropriate valuation method, assuming an arms-length sale to an independent party, (b) as to (i) Non-Cash Consideration consisting of Liquid Securities (such Liquid Securities are referred to in this definition, collectively, as the "SECURITIES"), the Twenty Day Average of the average closing prices of such securities' sales on all securities exchanges on which such securities may at the time be listed, or, if there have been no sales on any such exchanges on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such securities are not so listed, the average of the representative bid and asked prices quoted in any market system as of

4:00 p.m., New York City time, on such day, or, if on any day such securities are not quoted in any market system, the average of the highest bid and lowest asked prices on such day in any over-the-counter market (and in each such case excluding any trades that are not bona fide, arm's-length transactions). If at any time such securities are not listed on any securities exchange or quoted in any market system or any over-the-counter market, the "Fair Market Value" of such property shall be as determined in accordance with the Appraisal Procedure, using an appropriate or generally accepted valuation method, assuming an arms-length sale to an independent party. In determining the Fair Market Value of a share or unit of a security, as the case may be, a sale of all of the issued and outstanding shares or units of such security will be assumed, without (contractual or otherwise) applicable thereto or any discount for minority interests and assuming (A) that the ownership of the security is widely distributed and not closely held by a control Person or group, (B) the conversion or exchange of all securities then outstanding that are convertible into or exchangeable for such securities, and (C) the exercise of all rights and warrants then outstanding and exercisable to purchase such securities or securities convertible into or exchangeable for such securities; provided that such assumption will not include those securities, rights and warrants convertible into shares or units, as the case may be, of such securities where the conversion, exchange or exercise price per share or unit, as the case may be, is greater than the Fair Market Value; provided further that Fair Market Value shall be determined with regard to the relative priority of each class or series of such securities (if more than one class or series exists).

      "FINANCIAL INSTRUMENTS" shall mean a contractual arrangement establishing financial rights and obligations between contracting parties and shall include:

            (i) a "credit instrument," which is a financial instrument issued by a financial institution, (namely an organization whose primary business activities relate to monetary matters and financial services including, but without limitation to, a bank, trust company, insurance company, investment dealer and credit union) whereby the issuer, pursuant to stated conditions, undertakes to provide credit to, or meet the obligations of, the parties specified in the instrument;

            (ii) a "derivative instrument," which is a contract that transfers one or more of the financial risks inherent in a financial instrument, entered into as a hedging or income-generating activity; and

            (iii) a bond, bond indenture, trust deed or indenture, debenture, mortgage, note, or other certificate of indebtedness, loan agreement, or any document creating a liability represented by a contractual obligation to deliver cash or another financial asset.

      "FOUNDING SHAREHOLDERS" shall mean collectively SII and Los Avellanos.

      "FOUNDING SHAREHOLDERS DIRECTORS" shall mean the Los Avellanos Directors and the SII Directors.

      "FULLY-DILUTED BASIS" shall mean, with respect to the Common Stock or any other Capital Stock of the Company, at any date as of which the number of shares thereof is to be determined, all shares of Common Stock or any other Capital Stock of the Company, as the case may be, outstanding at such date and all shares of Common Stock or any other Capital Stock of the Company, as the case may be, issuable pursuant to vested and exercisable options, warrants or other rights to purchase or acquire, or securities convertible into, shares of Common Stock or any other Capital Stock of the Company, as the case may be, outstanding on such date.

      "GAAP" shall mean generally accepted accounting principles in the United States consistently applied.

      "GOVERNMENTAL AUTHORITY" shall mean any government (or any subdivision thereof, whether federal, central, provincial or local) of any country or jurisdiction, or any agency, authority, board, bureau, commission, department, judicial or administrative body, instrumentality, regulatory authority or similar body or instrumentality thereof, or any governmental court or tribunal.

      "INDEBTEDNESS" shall mean, as to any Person, without duplication, (a) all indebtedness (including principal, interest, fees and charges) of such person for borrowed money or for the deferred purchase price of property or services other than trade payables and accrued expenses arising in the ordinary course of business in accordance with customary trade terms, (b) the maximum amount available to be drawn under all letters of credit issued for the account of such Person and all unpaid drawings in respect of such letters of credit, (c) all Indebtedness of the types described in this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (d) all capitalized lease obligations of such Person,
(e) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted, (for example, take-or-pay and similar obligations), (f) all Contingent Obligations of such Person, (g) all obligations under any interest rate protection agreements, currency protection agreements, interest rate swaps, control disbursement accounts, repurchase agreements, reverse repurchase agreements, caps, collars, derivatives, currency hedge agreements or other similar types of agreements, and
(h) any premiums and other amounts payable to any third party pursuant to any mandatory prepayment obligations under the terms of any Indebtedness as a result of the consummation of the transactions contemplated hereby.

      "INDENTURE" shall mean the indenture dated March 30, 1998 between the Company and Allfirst Bank (formerly known as The First National Bank of Maryland), as trustee, entered into in connection with the issuance of the Notes by the Company.

      "INITIAL PUBLIC OFFERING" shall mean the initial underwritten public offering by the Company of the Common Stock or any other Capital Stock of the Company pursuant to an effective registration statement under the Securities Act or a similar statute in any other jurisdiction.

      "INITIAL SHAREHOLDERS" shall collectively mean Los Avellanos, SII and Solimar; provided that the term Initial Shareholder shall not include any Transferee (other than the Investors or a Permitted Transferee) that has acquired any of such Initial Shareholder's Common Stock or any other Capital Stock of the Company and has thus become a party to the Shareholders Agreement as a Shareholder.

      "INSTALLMENT DATE" shall have the meaning assigned to such term in the Stock Purchase Agreement.

      "INVESTORS" shall mean WSUP Investors LDC, a limited duration company organized under the laws of Cayman Islands, and LA1F.

      "IRR" shall mean the annual rate (assuming annual compounding), determined in accordance with principles customarily used in the financial community in calculating internal rate of return on investment, which, if used to discount to present value the payments in cash or cash equivalents made or received by Solimar for or in respect of the Solimar Stock during the period from the date of receipt by Solimar of the Net Proceeds back to the date of the acquisition of such Solimar Stock (with all amounts, if any received in any currency other than Dollars converted into Dollars at the exchange rate in effect, as quoted by Bloomberg for similar financial transactions, as of the date of receipt of such amounts), would cause the net present value (on such date) of such investments to equal zero (0). In calculating the IRR: (a) the principal of first in, first out shall be used in determining which shares of Solimar Stock are deemed to have been Transferred in a Sale of the Company; (b) each payment received in cash or cash equivalents by Solimar for or in respect of such Solimar Stock (including any prior dividends actually received thereon) shall be treated as a cash inflow with a positive value, and each payment made by Solimar in respect of such Solimar Stock (including payments made or amounts withheld in respect of taxes, if any, solely with respect to taxes imposed on payments between the Commonwealth of the Bahamas, on the one hand, and Cayman Islands or Bermuda, on the other hand) shall be treated as a cash outflow with a negative value; (c) each such payment received or made described in clause (b) above shall be discounted from the date actually made or received to the date of Solimar's initial acquisition of such Solimar Stock, with the payments for subsequent acquisitions of Solimar Stock being treated as cash outflows as of the date of each such subsequent acquisition; and (d) payments in reimbursement of any out-of-pocket expenses incurred by any of the Investors, Solimar or the Solimar Directors with respect to the acquisition or holding of the Solimar Stock shall not be treated as a cash inflow and therefore shall be disregarded. For the avoidance of doubt, any director or monitoring fees received by any Solimar Director or Solimar shall not be considered payments in respect of the Solimar Stock and shall be disregarded.

      "LAIF" shall mean AIG-GE Capital Latin American Infrastructure Fund L.P., a limited partnership organized under the laws of Bermuda.

      "LIEN" shall mean any lien, security interest, option, right of first refusal, easement, mortgage, charge, indenture, deed of trust, right of way, restriction on the use of real property, encroachment, license to third parties, lease to third parties, security agreement, or any other encumbrance and other restriction or limitation on use of real or personal property or irregularities in title thereto.

      "LIQUID SECURITIES" shall mean any equity or debt securities of any Person for which there is an available market and the realizable fair market value of which is easily determinable.

      "LOS AVELLANOS" shall mean Inversiones Los Avellanos S.A., a company organized under the laws of Chile.

      "LOS AVELLANOS DIRECTORS" shall mean the three (3) individuals (plus alternates) nominated to the Board of Directors by Los Avellanos in accordance with the Shareholders Agreement.

      "MEMORANDUM AND ARTICLES OF ASSOCIATION" shall mean the Memorandum and Articles of Association of the Company, as each may be amended from time to time in accordance with the provisions hereof and thereof.

      "NET PROCEEDS" shall mean the cash, cash equivalents or Non-Cash Consideration received by Solimar or its Transferees as a result of a Sale of the Company minus: (a) the commissions, fees, legal expenses and other transaction costs and expenses payable by Solimar or its Transferees in connection with such Sale of the Company; (b) the aggregate amount of any accrued but unpaid dividends or other distributions on the Solimar Stock at such time, and (c) the portion of the fees and expenses payable by Solimar or its Transferees in connection with determining the Fair Market Value of the Non-Cash Consideration.

      "NEW STOCK" shall mean (a) any shares of Common Stock or any other Capital Stock of the Company not issued on the date of the Shareholders Agreement, (b) any rights, options, or warrants to purchase such Common Stock or other Capital Stock of the Company, and (c) any Capital Stock of the Company that is, or may become, convertible into, exercisable, exchangeable, or carrying rights to subscribe for Common Stock or other Capital Stock of the Company; provided that New Stock shall not include (i) the Common Stock issued pursuant to Article II and Section 8.6 of the Stock Purchase Agreement, (ii) the Capital Stock of the Company issued pursuant to the Stock Option Plan, (iii) the Capital Stock of the Company issued in an Initial Public Offering or any subsequent primary public offering, (iv) the Capital Stock of the Company issued pursuant to the Warrant Agreement and (v) the Capital Stock of the Company issued in connection with a Sale of the Company.

      "NON-CASH CONSIDERATION" shall mean all consideration, other than cash or cash equivalents, including, without limitation, Liquid Securities, received by Solimar or its Transferees in a Sale of the Company.

      "NOTES" shall mean the U.S. $135,000,000.00 aggregate principal amount of 10 1/2% First Preferred Ship Mortgage Notes due 2008 issued pursuant to the Indenture.

      "NOTICE OF PROPOSED ISSUANCE" shall have the meaning assigned to such term in Article VIII.

      "OFFERED NEW STOCK" shall have the meaning assigned to such term in
Article VIII.

      "OFFERED STOCK" shall have the meaning assigned to such term in Section 7.3(a).

      "PARTICIPATING SHAREHOLDERS" shall have the meaning assigned to such term in Section 7.3(b).

      "PERMITTED TRANSFEREE" shall mean a Transferee of LAIF which (a) at the time of such Transfer is a wholly-owned subsidiary of LAIF and (b) executes and delivers an Accession Agreement.

      "PERSON" shall mean any individual, limited public company, limited private company, partnership, corporation, limited liability company, business trust, joint stock company, unincorporated association, joint venture, investment fund, other entity of whatever nature or Governmental Authority.

      "PRINCIPAL OWNER AFFILIATE" shall mean a Person that is directly or indirectly Controlled by one or several Principals Owners and, for the avoidance of doubt, shall not include any Person in which one or several Principal Owners collectively own a minority of the Capital Stock and do not in any way have Control of such Person as a result of such minority ownership.

      "PRINCIPAL OWNERS" shall mean, collectively, SIPSA S.A., a publicly traded company organized under the laws of Chile, Solfina S.A., a company organized under the laws of Argentina Mero N.V., a company organized under the laws of the Commonwealth of The Bahamas, Interpetrol S.A., a company organized under the laws of Argentina, and Trafigura Beheer B.V., a company organized under the laws of the Netherlands.

      "PURCHASER INDEMNITEE" shall mean Solimar, the Investors, the other direct and indirect shareholders of Solimar and permitted Transferees.

      "REGULAR TRADE" shall mean any waterborne transportation business carried on frequently or actively through contracts of affreightment or consecutive voyages or similar successive cargo arrangements.

      "RELATED PARTY TRANSACTION" shall mean any contract, agreement arrangement, or other transaction (whether written or oral), or any series of Related Party Transactions, between the Company or any of the Subsidiaries, on the one hand, and (a) any Affiliate of the Company, (b) any holder of Common Stock or any other Capital Stock of the Company, (c) any Affiliate of any holder of Common Stock or any other Capital Stock of the Company, (d) any officer, Director or employee of the Company or any officer, director or employee of any of the Subsidiaries, or (e) any Person holding, directly or indirectly, a substantial economic interest in any of the foregoing Persons (other than individuals), on the other hand.

      "RELEVANT STOCK EXCHANGE" shall mean any stock exchange in the United States or in any other jurisdiction, whose listing requirements are no more burdensome or restrictive than those of any stock exchange located in the United States, on which the Common Stock or any other Capital Stock of the Company may be listed from time to time.

      "SALE OF THE COMPANY" shall mean a single transaction or series of related transactions pursuant to which a Person (other than an Affiliate of the Initial Shareholders) will acquire (a) all of the issued and outstanding Common Stock and any other Capital Stock of the Company (whether by a Transfer of such Stock, or by merger, consolidation, amalgamation or reorganization), or (b) all or substantially all of the assets of the Company and the Subsidiaries on a consolidated basis; provided that (i) any such Sale of the Company is achieved pursuant to an arm's length transaction, (ii) the consideration payable in connection with such Sale of the Company is either cash or Liquid Securities, and (iii) the consideration payable in connection with such Sale of the Company is required to be distributed pro rata to all of the holders of the Common Stock and any other Capital Stock of the Company pursuant to their percentage ownership of such Capital Stock of the Company.

      "SECURITIES ACT" shall mean the Securities Act of 1933 of the United States, as amended, or any similar federal statute and the rules and regulations of the Securities and Exchange Commission of the United States thereunder, as amended from time to time.

      "SELLING SHAREHOLDER" shall have the meaning assigned to such term in
Section 7.3(a).

      "SHAREHOLDERS" shall mean, collectively, holders of shares of Capital Stock of the Company.

      "SHAREHOLDERS AGREEMENT" shall mean that certain Shareholders Agreement, dated as of March 16, 2000, by and among the Company, Los Avellanos. SII and Solimar, as amended, restated, modified or supplemented from time to time.

      "SHAREHOLDERS NON-COMPETITION AGREEMENT" shall mean the Shareholders Non-Competition Agreement, dated as of March 16,2000, by and among the initial Shareholders, the Principal Owners (other than Solfina S.A.) and the Investors.

      "SHARE REGISTER" shall have the meaning assigned to such term in Section 1.7(g).

      "SII" shall mean Societe Internationale D'Investissements S.A. a company organized under the laws of the Commonwealth of the Bahamas

      "SII DIRECTORS" shall mean the two (2) individuals (plus alternates) nominated to the Board of Directors by SII in accordance with the Shareholders Agreement.

      "SOLIMAR" shall mean Solimar Holdings LDC, a limited duration company organized under the laws of Cayman Islands; provided that upon a Transfer of all or a portion of the Solimar Stock to the Investors or a Permitted Transferee, the term Solimar shall mean Solimar and/or the Investors and/or such Permitted Transferee, as the case may be.

      "SOLIMAR DIRECTORS" shall mean the four (4) individuals (plus alternates) nominated to the Board of Directors by Solimar in accordance with Shareholders Agreement.

      "SOLIMAR STOCK" shall mean the Common Stock and any other Capital Stock of the Company (a) purchased by Solimar on each Installment Dare, and (b) if any, purchased by Solimar pursuant to the terms of the Shareholders Agreement.

      "STOCK OPTION PLAN" shall mean an incentive stock option plan for the Directors and the management of the Company to be adopted by the Company, as amended from time to time.

      "STOCK PURCHASE AGREEMENT" shall mean that certain Stock Purchase Agreement, dated as of March 7, 2000, by and among the Company, Solimar, Los Avellanos and SII.

      "SUBSCRIBER" shall have the meaning assigned to such term in Article VIII.

      "SUBSIDIARIES" shall mean (a) any Person at least 50% of whose Capital Stock having by the terms thereof ordinary voting power to elect a majority of the directors of such Person (whether or not at the time such Capital Stock of such Person shall have or might have voting power by reason of the happening of any contingency) is at the time owned by the Company and/or one or more of the Subsidiaries, (b) any Person in which the Company and/or one or more of the Subsidiaries holds at least 50% of the Capital Stock at the time, and (c) any Person in which the Company and/or one or more of the Subsidiaries possesses, directly or indirectly, the power to direct or cause the direction of the affairs or management of such Person.

      "TAG-ALONG NOTICE" shall have the meaning assigned to such term in Section 7.3(a).

      "TAG-ALONG SHAREHOLDERS" shall have the meaning assigned to such term in
Section 7.3(a).

      "TAG-ALONG STOCK" shall have the meaning assigned to such term in Section 7.3(a).

      "TRANSFER" shall mean the sale, transfer, exchange, gift, mortgage, alienation, pledge, assignment, hypothecation, encumbering or other disposition, voluntarily or involuntarily, by operation of law or otherwise (or an agreement to do any of the foregoing).

      "TRANSFEREE" shall mean a Person that has acquired any shares of Common Stock or other Capital Stock of the Company from a Shareholder; provided that the term Transferee shall not include a Person that acquired such Common Stock or other Capital Stock of the Company pursuant to (a) an Initial Public Offering, (b) a subsequent public offering by the Company or a Shareholder of the Common Stock or any other Capital Stock of the Company, or (c) a subsequent brokered sale of Common Stock or other Capital Stock of the Company listed on a Relevant Stock Exchange that has not been privately negotiated.

      "TWENTY DAY AVERAGE" shall mean, with respect to any prices used in connection with the calculation of Fair Market Value, the average of such prices over the twenty (20) Business Days ending on the Business Day immediately prior to the day as of which "Fair Market Value" is being determined.

      "VESSEL CONTRACTS" shall mean agreements, contracts or commitments with respect to the spot chartering of the Vessels entered into in the ordinary course of business of the Company or any of the Subsidiaries.

      "VESSELS" shall mean all of the ocean-going and river vessels that are owned, leased, time chartered to, consecutive voyage chartered to, bareboat chartered to or operated by the Company or any of its Subsidiaries.

      "WARRANT AGREEMENT" shall mean the Warrant Agreement to be entered into between the Company and WS Capital Holdings LLC.

      SECTION 12.2 RULES OF CONSTRUCTION. In these Articles, unless the context otherwise requires:

            (a) any reference in these Articles to "writing" or cognate expressions includes a reference to facsimile transmission or comparable means of communication;

            (b) words importing the singular number shall include the plural and vice versa, words importing the masculine shall include the feminine and neuter gender and vice versa;

            (c) references to Sections are references to sections of these Articles, unless otherwise stated;

            (d)   references to "day" or "days" are to calendar days; and

            (e) references to any agreement or document shall he construed as a reference to such agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented.

      ADOPTED AS OF 25TH DAY OF MAY, A.D. 2000.

                               COMMONWEALTH OF THE BAHAMAS

                               REGISTRATION GENERAL'S DEPARTMENT

                               I certify the foregoing to be a true copy of the original document

                               /s/ [ILLEGIBLE]
                               --------------------------------
                               Registrar General

                                MAY 25 2000